UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    May 17, 2019

Legacy Reserves Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38668	82-4919553
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

303 W. Wall Street, Suite 1800 Midland, Texas (Address of principal executive offices)	79701 (Zip Code)

Registrant’s telephone number, including area code:   (432) 689-5200

NOT APPLICABLE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     ❑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ❑

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01	LGCY	NASDAQ Stock Market LLC

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 17, 2019, the Board of Directors (the “Board”) of Legacy Reserves Inc. (the “Company”), upon the recommendation of the Compensation Committee of the Board (the “Committee”), approved and adopted (i) the Legacy Reserves 2019 Key Employee Incentive Plan (the “Incentive Plan”) and (ii) retention agreements with certain employees, including with each of James Daniel Westcott, Kyle M. Hammond, and Robert L. Norris (collectively, the “Retention Agreements”).

The Retention Agreements were recommended by the Committee and approved by the Board as a means for the Company to incentivize certain key employees of the Company to remain with the Company.  The Incentive Plan was recommended by the Committee and adopted by the Board as a means for the Company to provide certain key employees with incentives to achieve specified performance goals for the Company. The Incentive Plan replaces the usual annual bonus opportunities available to these executives under the terms of their employment agreements.

Incentive Plan

Under the Incentive Plan, each participant is eligible to earn a performance bonus in cash following the end of each fiscal quarter in 2019 (the “Quarterly Bonuses”), depending upon the extent to which certain specified performance goals have been achieved for each such quarter. In addition to being measured on a quarterly basis, the performance goals will be measured cumulatively from January 1, 2019 through the end of the fourth quarter of 2019 and each participant’s Quarterly Bonus for the fourth quarter of 2019 shall be adjusted up or down (but to not less than zero) by an amount based on the results of the cumulative performance goals minus the Quarterly Bonuses actually paid for each quarter. In order to earn a Quarterly Bonus for any quarter, a participant must generally remain employed by the Company through the end of the applicable quarter. A participant whose employment with the Company is terminated due to death or disability or by the Company without “cause” (as defined in each participant’s employment agreement) prior to the end of any applicable quarter will receive a pro-rated portion of the bonus that would otherwise have been earned for such quarter.

The Incentive Plan provides the following target bonus opportunities for the following executive officers, between 50% to 200% of which may be earned and paid per quarter:

James Daniel Westcott, Chief Executive Officer, will be eligible to earn a target bonus of approximately 310% of his base salary.

Kyle M. Hammond, President and Chief Operating Officer, will be eligible to earn a target bonus of 190% of his base salary.

Robert L. Norris, Chief Financial Officer, will be eligible to earn a target bonus of 130% of his base salary.

A copy of the Incentive Plan is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Inventive Plan does not purport to be complete and is qualified in its entirety by the full text of such Incentive Plan.

Retention Agreements

Messrs. Westcott, Hammond and Norris each entered into a Retention Agreement with the Company on May 17, 2019. Each Retention Agreement provides that the Company will advance to each officer a cash retention payment as soon as practicable after such officer has executed and returned a copy of his Retention Agreement to the Company.

Each officer will earn and become fully vested in the retention payment if, and only if: (a) such officer remains employed through the Vesting Date (as defined in the Retention Agreements) or (b) such officer’s employment is terminated prior to the Vesting Date due to death or disability or by the Company without Cause (as defined in the each officer’s employment agreement).

In the event that an officer’s employment terminates prior to the Vesting Date for any reason other than a termination by the Company without Cause or due to death or disability, such officer will be required to repay to the Company the (a) net (after-tax) amount of the retention payment, if the repayment occurs in 2019 or (b) entire gross amount of the retention payment, if the repayment occurs in 2020 or thereafter.

The amount of Messrs. Westcott, Hammond and Norris’ retention payments are $1,350,000, $1,000,000 and $600,000, respectively.

A copy of the form of Retention Agreement is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Retention Agreements does not purport to be complete and is qualified in its entirety by the full text of such form of Retention Agreement.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Legacy Reserves 2019 Key Employee Incentive Plan
10.2	Form of Legacy Reserves Retention Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Legacy Reserves Inc.

Date: May 23, 2019	By:	/s/ James Daniel Westcott
James Daniel Westcott
Chief Executive Officer